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                                                                     Exhibit 4.8

                                   AGREEMENT
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          THIS AGREEMENT made as of April 26, 2000, by and between True North
Communications Inc., a Delaware corporation ("True North") and Modem Media . Poppe Tyson, Inc., a Delaware corporation ("Modem Media").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, True North has agreed to convert, and cause its subsidiaries to covert, Modem Media's Class B shares to Class A shares; and

     WHEREAS, True North and Modem Media wish to facilitate the conversion of Class B shares to Class A shares.

     NOW, THEREFORE, the parties, intending to be legally bound, agree that on the date True North and its subsidiaries convert Class B common stock to Class A common stock (the "Effective Date") the following provisions shall apply:

     1.  Amendment to Stockholders Agreement.  The Stockholders Agreement dated
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May 4, 1999 by and among True North, Modem Media and Gerald M. O'Connell, and
Robert C. Allen, II shall be amended as follows:


     a) The date "June 30, 2000" in Paragraph 5 (ii) of the Stockholders Agreement is hereby deleted in its entirety and "April 26, 2000" shall be substituted therefore; and

     b) Paragraph 4 of the Stockholders Agreement shall be deleted in its entirety and the following shall be substituted therefore:

            "Following the Expiration Date until such time as True North and its affiliates no longer own in the aggregate shares of capital stock of Modem Media representing at least 10% of the outstanding capital stock of Modem Media, Modem Media shall take all actions necessary to in order to cause the nomination of, and each Stockholder shall take all actions necessary to cause the election of, and vote its shares of
         Modem Media common stock for, (i) at least one director designated by True North, (ii) Gerald M. O'Connell for so long as he is a senior executive officer of Modem Media and (iii) Robert C. Allen, II for so long as he is a senior executive officer of Modem Media."
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     All other terms and conditions of the Stockholders Agreement shall continue in full force and effect.

     2.  Amendment to Intercompany Credit Agreement.  The Intercompany Credit
         ------------------------------------------
Agreement dated February 3, 1999 by and between True North and Modem Media, shall be amended as follows: a) Article 6 entitled "Covenants" is hereby deleted in its entirety; and b) the contact information for the Borrower set forth in
Article 7.1 entitled "Notices" shall read as follows:

              Borrower:    MODEM MEDIA . POPPE TYSON, INC.
                           230 East Avenue
                           Norwalk, CT 06855
                           Attention:  Mr. Steve Roberts
                           Telephone:  (203) 299-7007
                           Telecopier: (203) 299-7457


All other terms and conditions of the Intercompany Credit Agreement shall continue in full force and effect.

     3.  True North Non-Dilutive Options Letter Agreement.  Under the Non
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Dilutive Options Letter Agreement dated February 3, 1999 by and between True
North and Modem Media, True North will be required to deliver Class A common stock (instead of Class B common stock) from and after the Effective Date in accordance with that letter.

     4.  Reorganization Agreement.  Section 6.3(b) of the Amended and Restated
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Reorganization Agreement dated as of December 31, 1996 by and among True North,
G.M. O'Connell, Robert Allen, TN Technologies Holding, Inc. and certain other parties shall be deleted its entirety.

     5.  Counterparts. This Agreement may be executed in counterparts, each such
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counterpart shall be an original and altogether shall constitute but one and the same document.
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     IN WITNESS WHEREOF, the parties have executed this agreement as of the date and year first set forth above.


                              True North Communications Inc.


                              By: /s/ Kevin Smith
                                  Chief Financial Officer


                              Modem Media . Poppe Tyson, Inc.

                              By:  /s/ G. M. O'Connell
                                   Chief Executive Officer


                              With respect to Section 1 only:


                              /s/ Gerald M. O'Connell


                              /s/ Robert Allen